Exhibit 99.1

Contacts:

Raymond Jones	Katie Curnutte
Investor Relations	Public Relations
206-470-7137	206-757-2785
ir@zillow.com	press@zillow.com

ZILLOW REPORTS RECORD THIRD QUARTER 2012 RESULTS

•	Record Total Revenue of $31.9 million, up 67% over third quarter 2011.

•	Record Marketplace Revenue of $23.6 million, up 99% over third quarter 2011.

•	Record Quarterly Net Income of $2.3 million, resulting in basic and diluted EPS of $0.08 and $0.07, respectively.

•	Record Quarterly Adjusted EBITDA of $7.6 million, representing 24% of revenue.

•	Record usage across mobile and Web, reaching more than 1 billion home views on Zillow Mobile year-to-date, and a peak in July of 37 million monthly unique visitors.

•	Zillow enters into definitive agreement to acquire Mortech, a software and services company that provides mortgage-related solutions to lenders, bankers, credit unions and smaller community lenders.

SEATTLE – November 5, 2012 – Zillow, Inc. (NASDAQ:Z), the leading real estate information marketplace, today announced financial results for the quarter ended September 30, 2012.

“Zillow had another great quarter with record usage across mobile and Web. In fact, we reached a major milestone recently, topping 1 billion home views on Zillow Mobile through the first three quarters of 2012,” said Spencer Rascoff, chief executive officer of Zillow. “During the quarter we also expanded our suite of technology tools and services for professionals. Last week we announced the acquisition of Buyfolio, a collaborative shopping tool that can increase the conversion rates for agents, and further add value to our successful Premier Agent program. We’ve made another important leap today with the announcement of our planned acquisition of Mortech, which will further extend the services we provide to the mortgage industry.”

Third Quarter 2012 Financial Highlights

•	Total revenue increased 67% to $31.9 million from $19.1 million in the third quarter of 2011.

•	Marketplace Revenue increased 99% to $23.6 million from $11.8 million in the third quarter of 2011.

•	Display Revenue increased 15% to $8.3 million from $7.2 million in the third quarter of 2011.

•	Net income was $2.3 million, compared to a net loss of $0.6 million in the third quarter of 2011.

•	Basic and diluted earnings per share were $0.08 and $0.07, respectively, compared to basic and diluted loss per share of $0.02 in the same period last year.

•	Adjusted EBITDA was $7.6 million, or 24% of revenue, which was an increase from $3.7 million in the third quarter of 2011, or 19% of revenue.

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In September 2012, we sold 3,844,818 shares of our Class A common stock, including 419,818 shares of our Class A common stock pursuant to the underwriters’ option to purchase additional shares, and certain shareholders sold 575,000 shares of our Class A common stock, at a price of $43.00 per share. We received net proceeds of $156.7 million after deducting underwriting discounts and commissions and estimated offering expenses payable by us. We received no proceeds from the sale of our Class A common stock by the selling shareholders.

Operating and Business Highlights

•	Average monthly unique users on mobile and Web grew by 11.9 million year-over-year to 36.1 million in the third quarter of 2012. During July, Zillow had 37 million unique users – an all-time record.

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Premier Agent subscribers increased by 4,007 in the third quarter of 2012, and totaled 26,703 at September 30, 2012, up 80% year-over-year. Average monthly revenue per subscriber in the third quarter of 2012 was $270, compared to $242 in the same period last year, an increase of 11%. Premier Agent revenue is reported as part of Marketplace Revenue. Additional information regarding average monthly revenue per subscriber is included below in this press release.

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Zillow tipped to mobile in the first quarter of 2012, and that trend continues with more homes now viewed via Zillow on mobile devices than on desktops. By the end of the third quarter, users had viewed homes on Zillow Mobile more than 1 billion times in 2012. Zillow operates the most popular suite of mobile real estate applications, with 17 separate apps for consumers and professionals across every major platform, up from 7 apps in the same period last year.

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In October, Zillow launched the first free resource for consumers to find information about pre-foreclosures and foreclosed homes with the addition of 1.2 million “pre-market” homes to its home shopping search. These properties are not listed on an MLS, nor are they freely listed on other search sites. This innovative search experience allows home shoppers to search for distressed properties alongside traditional for-sale homes, which is especially important given current inventory constraints in many popular areas.

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Zillow continues to evolve and develop products for professionals. In October, Zillow acquired Buyfolio, a New York City-based online and mobile collaborative shopping platform provider. Using Buyfolio, home shoppers can search, track, organize and discuss for-sale listings with their real estate agent, significant other or a private group. Buyfolio will enhance the increasing suite of tools Zillow offers to real estate agents in the Premier Agent program.

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Announced separately today, Zillow has entered into an agreement to acquire Mortech, Inc., a Lincoln, Nebraska-based software and services company which provides a product and pricing engine (PPE), lock desk, and prospect and lead management solutions to the mortgage industry, for approximately $12 million in cash and 150,000 shares of restricted stock. Thousands of lenders, bankers, credit unions and smaller community lenders use Mortech’s tools. This acquisition will accelerate the development of Zillow Mortgage Marketplace and will allow Zillow to deliver valuable marketing and productivity solutions to mortgage professionals to help them manage their business.

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Zillow Mortgage Marketplace saw substantial growth during the quarter. Nearly 9 million loan requests have been submitted by consumers in the first three quarters of this year. By comparison, there were 5.5 million loan requests submitted by consumers in Zillow Mortgage Marketplace for the full year of 2011.

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In October, Zillow launched a new Zillow Mortgage Marketplace App for iPad. The App includes robust data visualization capabilities, and guides a user step-by-step through the mortgage search process. Unique to this iPad app, a user can be pre-qualified for a mortgage through a Zillow Certified Lender.

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In October, Zillow continued building the most comprehensive and useful rental marketplace with the launch of Zillow Rentals — a free marketplace and set of tools for rental professionals. With the launch, Zillow brought RentJuice’s technology solutions and services for rental pros, including the RentJuice mobile apps, under the Zillow Rentals brand.

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In September, the company released the new Zillow Rentals for iPhone App and iPod touch, following the initial launch on Android in April. Designed specifically for renters, the Zillow Rentals App allows users to access unique market data found only on Zillow, including Rent Zestimates, customize and save searches based on location, and instantly contact landlords or property managers by phone or email, and easily keep track of these properties.

Business Outlook – Fourth Quarter 2012 and Full Year 2012

Zillow is providing Revenue and Adjusted EBITDA outlook for the fourth quarter and full year of 2012 as follows:

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Revenue for the fourth quarter of 2012 is expected to be in the range of $30.0 to $31.0 million. This represents 53% year-over-year growth at the midpoint of the range over fourth quarter of 2011 revenue of $19.9 million.

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For the full year of 2012, revenue is expected to be $113.0 million based on the midpoint of the range for the fourth quarter of 2012. This represents 71% year-over-year growth over full year of 2011 revenue of $66.1 million.

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Adjusted EBITDA for the fourth quarter of 2012 is expected to be in the range of $3.0 to $3.5 million, representing 11% of revenue at the mid-point of the range, compared to fourth quarter of 2011 Adjusted EBITDA of $3.3 million, which represented 17% of revenue.

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For the full year of 2012, Adjusted EBITDA is expected to be $21.6 million, representing 19% of revenue, based on the mid-point of the range for the fourth quarter of 2012, an increase in Adjusted EBITDA of 82% compared to full year of 2011 Adjusted EBITDA of $11.9 million, which represented 18% of revenue.

Quarterly Conference Call

A conference call to discuss Zillow’s third quarter of 2012 financial results and business outlook will be webcast live today at 2 p.m. PST (5 p.m. EST). The live webcast of the conference call will be available on the investor relations section of Zillow’s website at http://investors.zillow.com/. For those without access to the Internet, the call may be accessed toll-free via phone at 877-643-7152 with conference ID# 45276210. Callers outside the United States may dial 443-863-7921 with conference ID# 45276210. Following completion of the call, a recorded replay of the webcast will be available on the investor section of the Zillow website until November 19, 2012. To listen to the telephone replay, call toll-free 855-859-2056 with conference ID# 45276210. Callers outside the United States may dial 404-537-3406 with conference ID# 45276210.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that involve risks and uncertainties, including, without limitation, the statements regarding our belief about our traction gained in providing meaningful tools and services for professionals while developing products that delight our customers and enhance our real estate, mortgages and rentals marketplaces, the expected benefits of our acquisition of Buyfolio, our ability to extend the services we provide to the mortgage industry with our planned acquisition of Mortech and the acquisition’s impact on our total addressable market, the integration of our RentJuice acquisition, and our business outlook. Statements containing words such as “may,” “believe,” “anticipate,” “expect,” “intend,” “plan,” “project,” “will,” “projections,” “business outlook,” “estimate,” or similar expressions constitute forward-looking statements. Differences in Zillow’s actual results from those anticipated in these forward-looking statements may result from actions taken by Zillow as well as from risks and uncertainties beyond Zillow’s control. Factors that may contribute to such differences include, but are not limited to, Zillow’s ability to maintain and effectively manage an adequate rate of growth; the impact of the real estate industry on Zillow’s business; Zillow’s ability to innovate and provide products and services that are attractive to its users and advertisers; Zillow’s ability to increase awareness of the Zillow brand; Zillow’s ability to maintain or establish relationships with listings and data providers; Zillow’s ability to attract consumers to Zillow’s mobile applications and websites; Zillow’s ability to successfully close, integrate and realize the benefits of our past or future strategic acquisitions, including the planned acquisition of Mortech, or investments; Zillow’s ability to compete successfully against existing or future competitors; the reliable performance of Zillow’s network infrastructure and content delivery processes; and Zillow’s ability to protect its intellectual property. The foregoing list of risks and uncertainties is illustrative, but is not exhaustive. For more information about potential factors that could affect Zillow’s business and financial results, please review the “Risk Factors” described in Zillow’s Quarterly Report on Form 10-Q for the three months ended June 30, 2012 and Zillow’s Annual Report on Form 10-K for the year ended December 31, 2011 filed with the Securities and Exchange Commission, or SEC, and in Zillow’s other filings with the SEC. Except as may be required by law, Zillow does not intend, and undertakes no duty, to update this information to reflect future events or circumstances.

Use of Non-GAAP Financial Measures

To provide investors with additional information regarding our financial results, this press release includes references to Adjusted EBITDA, which is a non-GAAP financial measure. We have provided a reconciliation of Adjusted EBITDA to net income (loss), the most directly comparable GAAP financial measure, within this earnings release.

Adjusted EBITDA is a key metric used by our management and board of directors to measure operating performance and trends, and to prepare and approve our annual budget. In particular, the exclusion of certain expenses in calculating Adjusted EBITDA facilitates operating performance comparisons on a period-to-period basis.

Our use of Adjusted EBITDA has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are:

•	Adjusted EBITDA does not reflect our cash expenditures or future requirements for capital expenditures or contractual commitments;

•	Adjusted EBITDA does not reflect changes in, or cash requirements for, our working capital needs;

•	Adjusted EBITDA does not consider the potentially dilutive impact of share-based compensation;

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Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future, and Adjusted EBITDA does not reflect cash capital expenditure requirements for such replacements or for new capital expenditure requirements;

•	Adjusted EBITDA does not reflect certain facility exit charges; and

•	Other companies, including companies in our own industry, may calculate Adjusted EBITDA differently than we do, limiting its usefulness as a comparative measure.

Because of these limitations, you should consider Adjusted EBITDA alongside other financial performance measures, including various cash flow metrics, net income (loss) and our other GAAP results.

About Zillow, Inc.

Zillow is the leading real estate information marketplace, providing vital information about homes, real estate listings, rental listings and mortgages through its mobile applications and websites,

enabling homeowners, buyers, sellers and renters to connect with real estate, rental and mortgage professionals best suited to meet their needs. Nearly 35 million unique users visited Zillow’s mobile applications and websites in September 2012. Zillow, Inc. operates Zillow.com®, Zillow Mortgage Marketplace, Zillow Mobile, Zillow Rentals, Postlets® and Diverse Solutions™. Zillow is headquartered in Seattle.

Zillow.com, Zillow, Zestimate and Postlets are registered trademarks of Zillow, Inc. Diverse Solutions is a trademark of Zillow, Inc. WordPress is a registered trademark of WordPress Foundation. Buyfolio is a trademark of Zillow, Inc. Mortech is a trademark of Mortech, Inc.

iPhone and iPad are registered trademarks of Apple Inc. Android is a trademark of Google Inc.

The Zillow logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=10012.

(ZFIN)

ZILLOW, INC.

UNAUDITED CONDENSED BALANCE SHEETS

(in thousands)

	September 30, 2012	December 31, 2011
Assets
Current assets:
Cash and cash equivalents	$188,858	$47,926
Short-term investments	40,024	28,925
Accounts receivable, net	8,639	5,638
Prepaid expenses and other current assets	3,223	3,214

Total current assets	240,744	85,703
Long-term investments	—	15,285
Property and equipment, net	12,878	7,227
Goodwill	35,375	3,676
Intangible assets, net	9,069	4,532
Other assets	286	245

Total assets	$298,352	$116,668

Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$2,660	$1,681
Accrued expenses and other current liabilities	5,387	4,893
Accrued compensation and benefits	2,393	1,587
Deferred revenue	8,720	5,769
Deferred rent, current portion	92	60

Total current liabilities	19,252	13,990
Deferred rent, net of current portion	2,950	1,347
Other non-current liabilities	—	118
Shareholders’ equity:
Preferred stock	—	—
Class A common stock	3	2
Class B common stock	1	1
Additional paid-in capital	348,363	178,817
Accumulated deficit	(72,217)	(77,607)

Total shareholders’ equity	276,150	101,213

Total liabilities and shareholders’ equity	$298,352	$116,668

ZILLOW, INC.

UNAUDITED CONDENSED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
Revenue	$31,915	$19,057	$82,513	$46,162
Costs and expenses:
Cost of revenue (exclusive of amortization) (1)(2)	3,623	3,084	10,237	7,614
Sales and marketing (2)	14,118	7,035	34,586	18,150
Technology and development (2)	6,687	3,849	17,535	10,148
General and administrative (2)(3)	5,192	5,695	14,869	10,151

Total costs and expenses	29,620	19,663	77,227	46,063

Income (loss) from operations	2,295	(606)	5,286	99
Other income	39	36	104	79

Net income (loss)	$2,334	$(570)	$5,390	$178

Net income (loss) attributable to common shareholders	$2,334	$(570)	$5,390	$—
Net income (loss) per share attributable to common shareholders — basic	$0.08	$(0.02)	$0.19	$—
Net income (loss) per share attributable to common shareholders — diluted	$0.07	$(0.02)	$0.17	$—
Weighted-average shares outstanding — basic	30,040	24,020	29,115	17,141
Weighted-average shares outstanding — diluted	32,230	24,020	31,493	20,220
(1) Amortization of website development costs and intangible assets included in technology and development is as follows:	$3,198	$1,461	$7,576	$3,918
(2) Includes share-based compensation expense as follows:
Cost of revenue	$94	$48	$271	$134
Sales and marketing	870	85	1,349	259
Technology and development	374	135	1,182	311
General and administrative	374	220	1,553	587

Total	$1,712	$488	$4,355	$1,291

(3) General and administrative includes a facility exit charge as follows:	$—	$1,737	$—	$1,737
Other Financial Data:
Adjusted EBITDA (4)	$7,624	$3,654	$18,343	$8,556
(4) See above for more information regarding our presentation of Adjusted EBITDA.

Adjusted EBITDA

The following table presents a reconciliation of Adjusted EBITDA to net income (loss), the most directly comparable GAAP financial measure, for each of the periods presented (in thousands, unaudited):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
Reconciliation of Adjusted EBITDA to Net Income (Loss):
Net income (loss)	$2,334	$(570)	$5,390	$178
Other income	(39)	(36)	(104)	(79)
Depreciation and amortization expense	3,617	2,035	8,702	5,429
Share-based compensation expense	1,712	488	4,355	1,291
Facility exit charge	—	1,737	—	1,737

Adjusted EBITDA	$7,624	$3,654	$18,343	$8,556

Revenue by Type

The following tables present our revenue by type and as a percentage of total revenue for each of the periods presented (in thousands, unaudited):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
Revenue:
Marketplace revenue	$23,616	$11,840	$59,832	$28,443
Display revenue	8,299	7,217	22,681	17,719

Total	$31,915	$19,057	$82,513	$46,162

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
Percentage of Revenue:
Marketplace revenue	74%	62%	73%	62%
Display revenue	26%	38%	27%	38%

Total	100%	100%	100%	100%

Average Monthly Revenue per Subscriber

The following table presents our average monthly revenue per subscriber for each of the periods presented (unaudited):

	Three Months Ended
	September 30, 2012	June 30, 2012	March 31, 2012	December 31, 2011	September 30, 2011	June 30, 2011	March 31, 2011
Average Monthly Revenue per Subscriber	$270	$263	$263	$258	$242	$233	$206

We calculate our average monthly revenue per subscriber by dividing the revenue generated by our Premier Agent subscription products in the period by the average number of Premier Agent subscribers in the period, divided again by the number of months in the period. The average number of Premier Agent subscribers is derived by calculating the average of the beginning and ending number of Premier Agent subscribers for the period.

Key Growth Drivers

The following tables set forth our key growth drivers for each of the periods presented:

	Average Monthly Unique Users for the Three Months Ended September 30,		2011 to 2012 % Change
	2012	2011
	(in thousands)
Unique Users	36,096	24,238	49%

Unique users source: Beginning in October 2011, we measure unique users with Google Analytics. Prior to October 2011, we measured monthly unique user metrics with Omniture analytical tools. We believe Google Analytics and Omniture result in materially consistent measurements of our monthly unique users.

	At September 30,		2011 to 2012 % Change
	2012	2011
Premier Agent Subscribers	26,703	14,876	80%